EXHIBIT 5.1

Vinson & Elkins ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

November 22, 2004

Mitcham Industries, Inc.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342

Ladies and Gentlemen:

     We have acted as counsel for Mitcham Industries, Inc., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 400,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to the Mitcham Industries, Inc. Amended and Restated 1998 Stock Awards Plan (the “Plan”). The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”

     In connection with the foregoing, we have examined or are familiar with the Amended and Restated Articles of Incorporation of the Company, the Second Amended and Restated Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that when the Shares are authorized and issued in accordance with the provisions of the Plan, the Shares will be validly authorized, issued, fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America and the State of Texas.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.